Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Deferred Compensation Plan of Avid Bioservices, Inc. of our reports dated June 21, 2023, with respect to the consolidated financial statements of Avid Bioservices, Inc. and the effectiveness of internal control over financial reporting of Avid Bioservices, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Irvine, California

September 7, 2023